Exhibit 99.1

NEWS RELEASE
Contact: Beci Brenton Beci.Brenton@hii-co.com (202) 264-7143

PHOTO RELEASE — Huntington Ingalls Industries Announces Two Senior Executive Team Organizational Changes

NEWPORT NEWS, Va. (Dec. 17, 2020) — Huntington Ingalls Industries announced today that Christopher D. Kastner, executive vice president and HII’s chief financial officer, has been promoted to a new position of executive vice president and chief operating officer. Additionally, Thomas E. Stiehle, vice president and HII’s Ingalls Shipbuilding division CFO, has been promoted to executive vice president and CFO and will replace Kastner. Both Kastner and Stiehle will report directly to HII President and CEO Mike Petters. The changes are effective Feb. 12, 2021.

“These changes are being made to signal our continued and strong commitment to performance and execution, to better reflect the business dynamics associated with our historic $45 billion backlog, and in recognition of the importance of the Navy’s new long-range shipbuilding plan,” said Petters. “Chris brings a deep understanding of our business that will enable him to make positive impacts immediately. Tom is the right addition to our senior executive team with a strong financial background that will create value for our all of our constituents to include our customers and shareholders.”

In Kastner’s new role he will oversee the company’s three operating divisions and will work closely with the division presidents to drive execution on HII’s historic backlog. Prior to his current position, Kastner served as HII’s corporate vice president and general manager, Corporate Development, and was responsible for strategy and development activities. Before then he served as vice president and CFO for Ingalls Shipbuilding; as vice president, business management, and CFO for Northrop Grumman Shipbuilding-Gulf Coast; and as vice president, contracts and risk management, for Northrop Grumman Ship Systems. Kastner has a bachelor’s degree in political science from the University of California at Santa Barbara and an MBA from Pepperdine University.

In Stiehle’s new role, he will be responsible for directing HII’s corporate strategy and processes in support of business growth and profitability goals. He will also have responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets, and mergers and acquisition. Prior to his current role, he served as vice president, Contracts and Pricing, for Ingalls and was responsible for estimating, pricing, contract negotiations and administration. Prior to joining HII in 2011, Stiehle worked for Northrop Grumman, Aerospace Sector, for 24 years. Stiehle received a bachelor’s degree in mechanical engineering from Hofstra University. He also earned an MBA from Adelphi University and a master’s in acquisition and contract management from Florida Institute of Technology.

Huntington Ingalls Industries

4101 Washington Ave. ● Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, and nuclear and environmental services. Headquartered in Newport News, Virginia, HII employs more than 42,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: www.twitter.com/hiindustries

•	HII on YouTube: www.youtube.com/huntingtoningalls

•	HII on Instagram: www.instagram.com/huntingtoningalls

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries

4101 Washington Ave. ● Newport News, VA 23607

www.huntingtoningalls.com/media